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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
       of the Securities Exchange Act of 1934 or Suspension of Duty to File
              Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number 033-45240
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                        HERITAGE FINANCIAL SERVICES, INC.
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             (Exact name of registrant as specified in its charter)

        25 Jefferson Street, Clarksville, Tennessee 37040; (615) 553-0500
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, $2.00 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of each class of securities for which a duty
              to file reports under section 13(a) or 15(d) remains)

         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4 (a) (1) (i)   [ ]    Rule 12h-3 (b) (1) (ii)  [ ]
                 Rule 12g-4 (a) (1) (ii)  [ ]    Rule 12h-3 (b) (2) (i)   [ ]
                 Rule 12g-4 (a) (2) (i)   [ ]    Rule 12h-3 (b) (2) (ii)  [ ]
                 Rule 12g-4 (a) (2) (ii)  [ ]    Rule 15d-6               [x]
                 Rule 12h-3 (b) (1) (i)   [x]

         Approximate number of holders of record as of the certification or notice date: None*
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         *  Following consummation of the merger of Heritage Financial Services,
            Inc. with and into Old National Bancorp, with Old National Bancorp being the surviving corporation.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Heritage Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    March 6, 2000                By: /s/ John T. Halliburton
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                                          John T. Halliburton
                                          Executive Vice President and Secretary
                                          Heritage Financial Services, Inc.